EXHIBIT 8.1

ALSTON&BIRD LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia 30309-3424

404-881-7000

Fax: 404-881-7777

www.alston.com

Form of Tax Opinion

, 2010

O’Donnell Strategic Gateway REIT, Inc.

3 San Joaquin Plaza, Suite 160

Newport Beach, CA 92660

Re:	Registration on Securities Form S-11 Relating to Shares of Common
Stock of O’Donnell Strategic Gateway REIT, Inc.

Ladies and Gentlemen:

We are acting as tax counsel to O’Donnell Strategic Gateway REIT, Inc., a Maryland corporation (the “Company”), in connection with the registration statement on Form S-11, File No. 333-             (as amended, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to register up to $1,100,000,000 of the Company’s common stock, par value $.01 per share (collectively, the “Shares”). This opinion letter is rendered pursuant to Item 16 of Form S-11 and Item 601(b)(8) of Regulation S-K.

You have requested our opinions as to (i) the qualification of the Company as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the accuracy of the discussion of U.S. federal income tax considerations contained under the caption “Material U.S. Federal Income Tax Considerations” in the Registration Statement.

In preparing this opinion letter, we have reviewed the O’Donnell Strategic Gateway REIT, Inc. Articles of Amendment and Restatement, the Limited Partnership Agreement of O’Donnell Strategic Gateway REIT Operating Partnership, LP (the “Operating Partnership”), the Registration Statement and such other documents as we have considered relevant to our analysis. We have also obtained representations as to factual matters made by the Company through a certificate of an officer of the Company (the “Officer’s Certificate”). Our opinion letter is based solely on the information and representations in such documents. In our examination of such documents, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

O’Donnell Strategic Gateway REIT, Inc.

        , 2010

Further, we have assumed, with your consent, that (i) the factual representations set forth in the Officer’s Certificate are true, accurate and complete as of the date hereof, and that the Company and the entities in which it holds direct or indirect interests will operate in a manner that will make the representations contained in the Officer’s Certificate true, accurate and complete as of the date hereof, (ii) any representation made in the Officer’s Certificate “to the knowledge of” or similarly qualified is correct without such qualification, (iii) the Company will not make any amendments to its organizational documents or to the Operating Partnership’s limited partnership agreement after the date of this opinion that would affect the Company’s qualification as a REIT for any taxable year, (iv) the Company and the entities in which it holds direct or indirect interests will operate in a manner that will make the representations in the Officer’s Certificate and the description of the Company, the Operating Partnership and their proposed activities in the Registration Statement true and (v) no action will be taken after the date hereof by the Company or any of the entities in which it holds direct or indirect interests that would have the effect of altering the facts upon which the opinion set forth below is based.

The opinions expressed herein are given as of the date hereof and are based upon the Code, the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein. In addition, as noted above, our opinions are based solely on the documents that we have examined and the representations that have been made to us and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us are, or later become, inaccurate.

Based on the foregoing, we are of the opinion that:

(i) Commencing with the taxable year in which the Company satisfies the minimum offering requirements and assuming that the elections and other procedural steps referred to in the Registration Statement and Officer’s Certificate are completed by the Company in a timely fashion, the Company will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s contemplated method of operations will enable it to satisfy the requirements for such qualification;

(ii) The discussion of U.S. federal income tax considerations contained under the caption “Material U.S. Federal Income Tax Considerations” in the Registration Statement, to the extent it constitutes matters of law, summaries of legal matters, documents or proceedings, or legal conclusions, is correct in all material respects;

The Company’s status as a REIT at any time during such year and subsequent years is dependent upon, among other things, the Company meeting the requirements of Section 856 through 860 of the Code throughout such year and for the year as a whole. Accordingly, because the Company’s satisfaction of such requirements will depend upon future events, including the final determination of financial and operational results, it is not possible to assure that the Company will satisfy the requirements to qualify as a REIT in any particular taxable year.

Our opinions are limited to the U.S. federal income tax matters specifically covered herein. No opinions other than those expressly contained herein may be inferred or implied. Also, we undertake no obligation to update this opinion letter, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein. This opinion letter is solely for the benefit of the Company and the holders of the Shares and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent.

O’Donnell Strategic Gateway REIT, Inc.

        , 2010

This opinion letter is being furnished to you for submission to the Securities Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

ALSTON & BIRD LLP